    As filed with the Securities and Exchange Commission on February 10, 2000

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
          SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                      ALEXANDRIA REAL ESTATE EQUITIES, INC.
             (Exact name of Registrant as Specified in its Charter)

              MARYLAND                                 95-4502084
        ---------------------------        ------------------------------------
        (State of Incorporation or         (I.R.S. Employer Identification No.)
         Organization)

                           135 NORTH LOS ROBLES AVENUE
                                    SUITE 250
                           PASADENA, CALIFORNIA 91101
                   -------------------------------------------
                    (Address of principal executive offices)



If this Form relates to the                  If this Form relates to the
registration of a class of                   registration of a class of
securities pursuant to Section               securites pursuant to Section 12(g)
12(b) of the Exchange Act and is             of the Exchange Act and is
effective pursuant to General                effective pursuant to General
Instruction A.(c), please check the          Instruction A.(d), please check the
following box. [X]                           following box. [ ]


Securities Act registration statement file number to which this
form relates:                                                         N/A


Securities to be registered pursuant to Section 12(b) of the Act:


Title of Each Class                             Name of Each Exchange on Which
TO BE SO REGISTERED                             EACH CLASS IS TO BE REGISTERED
-------------------                             ------------------------------

Preferred Stock Purchase Rights                 New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:  NONE

================================================================================

ITEM 1            DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  On February 4, 2000, the Board of Directors of Alexandria Real Estate Equities, Inc. (the "Company") authorized a dividend distribution of one right (each, a "Right") for each outstanding share of common stock of the Company, par value $.01 per share (the "Common Stock"), to stockholders of record at the close of business on February 24, 2000 (the "Record Date"). Each Right entitles the registered holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a Purchase Price of $120, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, a New York corporation, as Rights Agent.

                  The Rights Agreement (including the form of Rights Certificate (defined below)) and the Articles Supplementary relating to the Preferred Stock, as filed with the State Department of Assessments and Taxation of Maryland on February 10, 2000 (the "Preferred Stock Articles Supplementary"), are attached hereto and incorporated herein by reference. The following summary description of the Rights and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all of the terms and provisions of the Rights Agreement and the Preferred Stock Articles Supplementary, including the definitions therein of certain terms.

                  Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing Rights (the "Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock; or (ii) ten
(10) business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person). Until the Distribution Date, (i) the Rights will be represented by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender or transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require, prior to the occurrence of a Triggering Event (as defined below), that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

                  The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 10, 2010, unless earlier redeemed or exchanged by the Company as described below.

                  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

                  In the event that a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock that the Board determines to be fair to and not inadequate and otherwise in the best interests of the Company and its stockholders), each holder of a Right will Thereafter have the right to receive, upon exercise, at the option of the Board of Directors, (i) Common Stock, (ii) one one-hundredths of a share of Preferred Stock and/or (iii) cash, property or other securities of the Company, each of (i), (ii) and (iii) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

                  For example, at an exercise price of $120 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $240 worth of Common Stock (or other consideration, as noted above) for $120. Assuming that the Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 8 shares of Common Stock for $120.

                  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or
(ii) fifty percent (50%) or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

                  At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredths of a share of Preferred Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

                  At any time until ten (10) days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock, Preferred Stock or other consideration of the Company or for common stock of the acquiring company as set forth above.

                  Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, HOWEVER, that no amendment may be made at such time as the Rights are not redeemable.

                  As of February 9, 2000, there were outstanding 13,778,022 shares of Common Stock. So long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock issued. Five-hundred thousand (500,000) shares of Preferred Stock are initially reserved for issuance upon exercise of the Rights.

ITEM 2            EXHIBITS.


1                 Articles of Amendment and Restatement of the Company;
                  incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997, filed with the Commission on August 14, 1997.

2 Certificate of Correction of the Company; incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997, filed with the Commission on August 14, 1997.

3 Bylaws of the Company (adopted February 4, 2000; Effective February 16, 2000); incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, dated
                  February 10, 2000.

4 Articles Supplementary, dated June 9, 1999, relating to the Company's 9.50% Series A Cumulative Redeemable Preferred Stock; incorporated by reference to Exhibit 3.5 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999, filed with the Commission on August 13, 1999.

5 Articles Supplementary, dated February 10, 2000, relating to the election to be subject to Subtitle 8 of Title 3 of the Maryland General Corporation Law; incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K, dated February 10, 2000.

6 Articles Supplementary, dated February 10, 2000, relating to the Series A Junior Participating Preferred Stock; incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K, dated February 10, 2000.

7 Rights Agreement, dated as of February 10, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent, including the form of the Articles Supplementary setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C; incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated February 10, 2000. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as such term is defined in the Rights Agreement).

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the under signed, thereto duly authorized.


                                       ALEXANDRIA REAL ESTATE EQUITIES, INC.


                                       By:  /s/  Peter J. Nelson
                                          ----------------------------------
                                       Name:    Peter J. Nelson
                                       Title:   Chief Financial Officer and
                                                Senior Vice President

Date:  February 10, 2000

                                  EXHIBIT INDEX

        Exhibit                                  Description
        -------                                  -----------

           1             Articles of Amendment and Restatement of the Company;
                         incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997, filed with the Commission on August 14, 1997.

           2 Certificate of Correction of the Company; incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997, filed with the Commission on August 14,1997.

           3             Bylaws of the Company (adopted February 4, 2000;
                         Effective February 16, 2000); incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K, dated February 10, 2000.

           4 Articles Supplementary, dated June 9, 1999, relating to the Company's 9.50% Series A Cumulative Redeemable Preferred Stock; incorporated by reference to Exhibit
                         3.5 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999, filed with the Commission on August 13, 1999.

           5 Articles Supplementary, dated February 10, 2000, relating to the election to be subject to Subtitle 8 of Title 3 of the Maryland General Corporation Law; incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K, dated February 10, 2000.

           6 Articles Supplementary, dated February 10, 2000, relating to the Series A Junior Participating Preferred Stock; incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K, dated February 10, 2000.

           7 Rights Agreement, dated as of February 10, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent, including the form of the Articles Supplementary setting forth the terms of the Series A Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C; incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated February 10, 2000. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until after the Distribution Date (as such term is defined in the Rights Agreement).